EXHIBIT 10.3

Letter Agreement by and between ProPhase Labs, Inc. and

Dutchess Opportunity Fund, II, LP, dated as of May 28, 2014

May 28, 2014

VIA EMAIL

Dutchess Opportunity Fund, II, LP

50 Commonwealth Ave, Suite 2

Boston, MA 02116

Telephone: (617) 301-4700

Attention: Doug Leighton and Ted Smith

Gentlemen:

Reference is made to that certain Investment Agreement dated as of November 26, 2012, (the “Investment Agreement”) between Dutchess Opportunity Fund, II, L.P. (“Dutchess”) and ProPhase Labs, Inc., a Nevada corporation (“ProPhase”), and to that certain Registration Rights Agreement dated as of November 26, 2012, (the “Registration Rights Agreement”) between Dutchess and ProPhase. Dutchess and ProPhase are referred to herein as a “party” and the “parties”. Capitalized terms used herein but not defined herein shall have the meanings given to them in the Investment Agreement.

The parties have agreed to enter a new investment agreement and registration rights agreement (the “New Agreements”), to be entered at or about the date hereof, pursuant to which Dutchess shall agree to purchase from ProPhase up to 3,000,000 shares of common stock, par value $0.0005, of ProPhase (the “Shares”), and ProPhase shall register such Shares for resale. Prior to or simultaneously with the effective time of the New Agreements, ProPhase desires to terminate the Investment Agreement and Registration Rights Agreement.

Notice is hereby given to Dutchess that ProPhase is exercising its right pursuant to Section 9(c) of the Investment Agreement to terminate the Investment Agreement effective as of the date hereof (the “Termination Date”). By signing this letter agreement and the acknowledgment hereto, the parties agree and acknowledge that no shares of common stock of ProPhase and no penalties or other payments are due and outstanding in connection with such termination.

ProPhase hereby agrees to terminate the Registration Rights Agreement, and by signing below, Dutchess acknowledges and agrees to the termination of the Registration Rights Agreement as of the Termination Date. In addition, by signing below, Dutchess confirms that it will discontinue any use or distribution of the prospectus filed as part of the Registration Statement Number 333-185167, along with any supplements or amendments thereto; that it will no longer resell shares of common stock of ProPhase in reliance on Registration Statement Number 333-185167; and that it has no unsold shares of ProPhase common stock issued by the Company in connection with the Investment Agreement. The parties hereby acknowledge and agree that they will continue to comply with any such terms of the Investment Agreement and Registration Rights Agreement that survive termination, in accordance with their terms.

This letter agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws rules thereof. This letter agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

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If the foregoing correctly sets forth your understanding of our agreement, please so indicate by signing in the space below and returning a copy to the undersigned.

Sincerely,

PROPHASE LABS, INC.

By:	/s/ Ted Karkus
Ted Karkus Chairman of the Board and Chief Executive Officer

ACCEPTED AND AGREED

as of the date first written above:

DUTCHESS OPPORTUNITY FUND, II, LP

By:	/s/ Douglas Leighton
Name: Douglas Leighton Title: Managing Director